Exhibit 99.1

DISH Network Reports Third Quarter 2013 Financial Results

•                  YOY subscriber-related revenue improves 6 percent

ENGLEWOOD, Colo., Nov. 12, 2013 — DISH Network Corporation (NASDAQ: DISH) today reported revenue totaling $3.60 billion for the quarter ending Sept. 30, 2013, compared to $3.52 billion for the corresponding period in 2012. Subscriber-related revenue increased 6.1 percent to $3.47 billion from $3.27 billion in the year-ago period.

Net income attributable to DISH Network totaled $315 million for the quarter ending Sept. 30, 2013, compared to a net loss of $158 million from the year-ago quarter. Diluted earnings per share were $0.68, compared with a net loss per share of $0.35 during the same period in 2012.

Pay-TV ARPU for the third quarter totaled $81.05 compared to the year-ago period’s pay-TV ARPU of $76.99. Pay-TV subscriber churn rate decreased to 1.66 percent versus 1.80 percent for third quarter 2012.

Total pay-TV customers increased by 35,000 in the quarter. DISH closed the third quarter with 14.049 million pay-TV subscribers compared to 14.042 million pay-TV subscribers at the end of third quarter 2012. DISH added approximately 734,000 gross new pay-TV subscribers compared to approximately 739,000 gross new pay-TV subscribers in the prior year’s third quarter.

DISH added approximately 75,000 net broadband subscribers in the third quarter, bringing its broadband subscriber base to approximately 385,000, a 24 percent increase sequentially. DISH added approximately 17,000 net broadband subscribers in the third quarter 2012.

Year-to-Date Review

For the first nine months of 2013, DISH Network’s revenues of $10.76 billion increased 1 percent over $10.68 billion in revenue from the same period last year. Subscriber-related revenue increased 5 percent to $10.28 billion from $9.79 billion for the first nine months of 2012. Year to date, net income attributable to DISH Network totaled $519 million compared with $428 million during the same period last year. Diluted earnings per share were $1.13 for the first nine months of 2013, compared with $0.95 during the same period in 2012.

Detailed financial data and other information are available in DISH Network’s Form 10-Q for the quarter ended Sept. 30, 2013, filed today with the Securities and Exchange Commission.

DISH Network will host its third quarter 2013 financial results conference call today at noon ET. The dial-in numbers are (800) 616-6729 (U.S.) and (763) 488-9145, conference ID number 71842221.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 14.049 million satellite TV customers, as of Sept. 30, 2013, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life®. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

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